Filed Pursuant to
                                                                 Rule 424(b)(3)
                                                             File No. 333-37635

                         PRICING SUPPLEMENT NO. 28 DATED
                         NOVEMBER 18, 1998 TO PROSPECTUS
                       DATED JULY 31, 1998 AND PROSPECTUS
                         SUPPLEMENT DATED JULY 31, 1998

                           BOEING CAPITAL CORPORATION

                           Series X Medium-Term Notes
                   Due Nine Months or More From Date of Issue

         Except as set forth herein, the Series X Medium-Term Notes offered hereby (the "Notes") have such terms as are described in the accompanying Prospectus dated July 31, 1998, as amended and supplemented by the Prospectus Supplement dated July 31, 1998 (the "Prospectus").

Aggregate Principal Amount:   $30,000,000

Original Issue Date
 (Settlement Date):           November 23, 1998

Stated Maturity Date:         August 15, 2003

Base Rate:                    LIBOR

Index Currency:               U.S. Dollars

Designated LIBOR Page:        LIBOR Telerate Page 3750

Spread:                       75 basis points

Initial Interest Rate:        Base Rate plus Spread, as determined on
                              November 19, 1998

Index Maturity:               Three months

Interest Payment Dates:       Commencing February 16, 1999 and thereafter on
                              the 15th calendar day of each February, May, August and November up to and including the Maturity Date

Interest Reset Period:        Quarterly

Calculation Agent:            Bankers Trust Company

Interest Reset Dates:         The 15th calendar day of each February, May,
                              August and November

Interest Determination Dates: The second London Business Day preceeding each
                              Interest Reset Date

Type of Notes Issued:         [X] Senior Notes         [ ] Fixed Rate Notes
                              [ ] Subordinated Notes   [X] Floating Rate Notes

Optional Redemption:          [ ] Yes
                              [X] No

Form of Notes Issued:         [X] Book-Entry Notes
                              [ ] Certificated Notes

CUSIP Number:                 09700WBP7



                              PURCHASE AS PRINCIPAL

        This Pricing Supplement relates to $30,000,000 aggregate principal amount of Notes that are being purchased, as principal, by Morgan Stanley & Co. Incorporated ("Morgan Stanley"), for resale to investors at varying prices related to prevailing market conditions at the time or times of resale as determined by Morgan Stanley. Net proceeds payable by Morgan Stanley to Boeing Capital Corporation (the "Company") will be 99.343% of the aggregate principal amount of the Notes (being the Issue Price of 99.793 less the underwriting discount of .450%) or $29,802,900 before deduction of expenses payable by the Company. In connection with the sale of the Notes, Morgan Stanley may be deemed to have received compensation from the Company in the form of underwriting discounts in the amount of .450% or $135,000.